Exhibit 10.47

Conformed Copy Redacted Version
WebMD, Inc.
Services Agreement
This Agreement (“Agreement”) is made and entered into by and between WebMD, Inc. (“WebMD”), a Georgia corporation with its principal place of business at 669 River Drive, Elmwood Park, NJ 07407 and Fidelity Employer Services Company LLC (“FESCO”), a Delaware limited liability company with its principal place of business at 82 Devonshire Street, Boston, MA 02109, (each a “Party” and collectively referred to herein as the “Parties”) is effective this 12th day of February 2004 (“Effective Date”).
RECITALS
A. WebMD has developed or licensed certain proprietary interactive online personal health management products (including the related databases and content) which are hosted by WebMD or its service providers on servers and made available by means of the Internet and related services that are more fully described in Schedule B hereto (collectively, as the same may be updated by any Enhancements as provided herein, or augmented by any New Products, New Services or other products and services as provided by WebMD to FESCO under this Agreement, the “Tools”).
B. FESCO specializes in human resources and benefits administration services and is in the business of integrating human resources and benefits products and services from various vendors and offering such to its customers (the “Integrated Product”).
C. FESCO desires to integrate the Tools into its Integrated Product for provision to FESCO customers (“Customers”) and Customers’ End Users (as defined below), for access and use via FESCO’s NetBenefits portal, and any successor portal used by FESCO or its Affiliates for the delivery of its NetBenefits health and welfare product and service offering, together with any related website controlled by FESCO and provided for dependents of End Users to access the Tools (collectively, the “Site”). WebMD desires to provide such a right to FESCO, subject to the terms of this Agreement described herein.
NOW, THEREFORE, in consideration of the covenants contained in this Agreement, the Parties agree as follows:
AGREEMENT
Section 1. Definitions.
A. “Affiliate” shall mean, with respect to either Party, any entity directly or indirectly controlling, controlled by or under common control with such Party.
B. “Aggregate Data” shall mean a set or compilation of data collected by WebMD from a group of End Users that does not include an individual user’s personally identifiable information.
Pages where confidential treatment has been requested are stamped, “Confidential treatment has been requested. The redacted material has been separately filed with the Commission.” All redacted material has been marked by an asterisk (*).

C. “Customized Page(s)” shall mean the Internet site(s) that (i) contain and display the Tools (ii) are customized for FESCO Customers in accordance with the terms of this Agreement, including without limitation the Schedules hereto, (iii) incorporate FESCO’s look and feel, (iv) are branded with WebMD Marks and FESCO Marks (as set forth on Schedule E hereto and in such locations on the Customized Pages as FESCO may designate) and, to the extent applicable, Customer Marks, and (v) are accessed via link(s) from the Site, as more fully described in Schedule C (“Description of Project Scope and Services”).
D. “Data Interchange” shall mean the electronic transmission of data between WebMD and FESCO (and, to the extent mutually agreed upon by the parties, between WebMD and designated third parties) based upon Data Interchange specifications to be agreed upon by the parties in the Detailed Project Plan referenced in Schedule C.
E. “End User” shall mean current or former employees of Customers (and spouses and dependents of such employees) who are authorized and eligible to access and permitted to use the Tools via the Site.
F. “Enhancements” shall mean an enhancement, upgrade or bug fix to a Tool, as well a changes to a Tool to accommodate new governmental regulations or to accommodate advances in technology that are added to the Customized Pages by WebMD during the Term as provided herein.
G. “FESCO Content” shall mean the content and promotional material FESCO provides to WebMD to use in connection with the Customized Pages, including, but not limited to, editorial and informational content and the content specific to the look and feel of navigational tool bars, etc. requested by FESCO.
H. “FESCO Marks” shall mean the trademarks, service marks, trade names and logos owned by FESCO and/or its parent company, FMR Corp., set forth on Schedule F hereto.
I. “Indexing” shall mean the service that shall be provided by WebMD if requested by FESCO, at an additional cost, as set forth on Schedule A to index the Mayo Clinic’s proprietary content such that such content can be accessed by End Users in accordance with the terms and conditions herein.
J. “Customer Content” shall mean the content and promotional material Customer or FESCO provides to WebMD on behalf of a Customer to use in connection with a particular Customer’s Customized Pages, if any, including, but not limited to, editorial and informational content and the content specific to the look and feel of such Customer’s navigational tool bars, etc.
K. “Customer Marks” shall mean any Customer trademarks, service marks, trade names and logos licensed to WebMD hereunder for use solely in connection with the provision of the Tools as described herein.

Conformed Copy Redacted Version
L. “New Product” or “New Service” shall mean a replacement, extension or other substantial modification to a Tool that is not an Enhancement and that is added to the Customized Pages during the Term as provided in Section 5B of the Agreement. Except as otherwise specifically agreed by the parties, addition of New Products or New Services may require a one-time integration fee and a revision to the annual service and maintenance fees as may be mutually agreed by the Parties, but subject to the “most favored nations” provisions of Section 3B.
M. “Reports” shall mean compilations of End User Aggregate Data provided to FESCO by WebMD at such times and in such format(s) as described on Schedule G (“Reports”) herein.
N. “WebMD Marks” shall mean WebMD’s trademarks, service marks, trade names and logos.
O. “WebMD Promotional Material” shall mean any promotional material that WebMD may provide to Customer in association with this Agreement.
Section 2. Rights and Restrictions.
A. WebMD grants to FESCO a non-exclusive, nontransferable, worldwide right (but no obligation) during the term of this Agreement:
i. to frame, link to, and provide Customer and End Users access to the Tools and Customized Pages in connection with the operation of the Site and as part of the Integrated Product;
ii. to grant Customers and End Users the right to access, display, perform and use the Tools and Customized Pages for personal, non-commercial purposes (with no right to sublicense); and
iii. to incorporate, use, reproduce, copy, transmit, distribute, publicly perform and/or display the WebMD Marks and WebMD Promotional Material in association with the Tools and Customized Pages to perform its obligations hereunder in accordance with the terms of this Agreement.
B. FESCO will not (and will take reasonable commercial efforts to require that Customer does not) modify, adapt, alter or create derivative works from the Tools or any subpart thereof (including proprietary markings), or merge the Tools or any subpart thereof (including proprietary markings) with other services or software, except as specifically contemplated in this Agreement.
C. FESCO grants to WebMD a non-exclusive right to use, reproduce, copy, transmit, distribute, publicly perform and/or display the FESCO Marks and, to the extent applicable, the

Customer Marks, solely in association with the Tools and Customized Pages and solely in order to perform its obligations hereunder in accordance with the terms of this Agreement.
D. Each Party shall use the other’s Marks in conformance with that Party’s trademark usage policies as communicated to the other Party from time to time.
E. The Tools, WebMD Marks and WebMD Promotional Material and all intellectual property rights therein are the exclusive property of WebMD. All rights, title and interests in and to the Tools, WebMD Marks and WebMD Promotional Material not expressly granted to FESCO in this Agreement during the term of this Agreement are reserved to WebMD during the term of this Agreement and thereafter. The Site (other than the WebMD Marks), FESCO Marks, Customer Marks, and Customer Content and all intellectual property rights therein are the exclusive property of FESCO or its Customers, as the case may be. All rights, title and interests in and to the Site (other than the WebMD Marks), FESCO Marks, Customer Marks, and Customer Content not expressly granted to WebMD in this Agreement during the term of this Agreement are reserved to FESCO and/or its Customers, as the case may be, during the term of this Agreement and thereafter. WebMD acknowledges that certain information and content contained in the Tools or on the Customized Pages may be furnished by third party sources other than WebMD, and that to the extent that FESCO licenses and uses such third party information or content from such other sources for purposes unrelated to this Agreement, FESCO’s use of such information or content shall not be subject to the terms and conditions of this Agreement.
F. WebMD agrees to develop, operate, host and maintain the Tools described herein, during the term hereof, in accordance with the terms and conditions contained in this Agreement including, without limitation, the Schedules hereto.
G. WebMD shall take commercially reasonable steps, consistent with industry standards, to ensure that no End User is permitted access to the Tools or the Customized Pages unless such End User has agreed to the terms of use and privacy policy posted on the Customized Pages (and set forth as Schedule D hereto). In the event that the parties agree to include in the service offerings associated with this Agreement Tools which necessitate the interchange of personally identifiable End User Data between WebMD and any third party, WebMD will take commercially reasonable steps, consistent with industry standards, to ensure that no such End User Data is exchanged unless the applicable End User has explicitly agreed to such interchange via an agreement in form and substance acceptable to both WebMD and FESCO. Subject to applicable law and any applicable terms and conditions of use and the privacy policy accepted by End Users as contemplated in this Section 2(G), WebMD agrees to provide FESCO, at FESCO’s request, with evidence of acceptance by an End User or End Users of any terms and conditions agreed to by such End Users in connection with the Tools or Customized Pages in accordance with this Section 2G.
H. WebMD agrees that it does not currently have, and shall not, at any time prior to August 31, 2009 (unless this Agreement is terminated before such date), enter into, any relationship with Hewitt Associates LLC or its Affiliates or any successor entity thereto (collectively, “Hewitt”) pursuant to which WebMD would provide Hewitt with any services similar or equivalent to any of those provided by WebMD to FESCO pursuant to this Agreement that Hewitt could offer/make available to Hewitt’s clients, provided that the foregoing shall not apply to the extent Hewitt’s only involvement with a client is managing an RFP process. The provisions of this Section 2(H) shall not be in effect if this Agreement is extended by any renewal term effective on or after September 1, 2009, unless otherwise agreed in writing by the Parties.
I. To the extent that content provided by WebMD within the Tools and/or the Customized Pages is obtained by WebMD from sources other than WebMD or an affiliated entity (and excluding any FESCO Content or Customer Content), such content is and shall be obtained from sources considered by WebMD, exercising reasonable judgment, to be sufficiently reliable to justify inclusion of such content. No 1) third party advertising, third-party promotional content, or links to third party sites or 2) WebMD advertising or promotional content other than promotional content related to the products or services described on Schedule B, will be included in the Tools or Customized Pages without the prior written approval of FESCO. As directed by FESCO, WebMD will limit, eliminate or alter any WebMD advertising or promotional content presented in accordance with the terms of this Section 2.I. if Customer or End User complaints are received.
J . Except as specifically set forth in this Agreement including, without limitation, any Schedules hereto, FESCO shall have no obligations with respect to the Tools or the content related thereto (other than the FESCO Marks, the Customer Content, the Customer Marks and the FESCO Content), including, without limitation, any duty to display or to review or monitor any such content, and any review or monitoring undertaken by FESCO or any Affiliate shall not affect WebMD’s obligations under this Agreement. Subject to applicable law, WebMD shall promptly inform FESCO of 1) any lawsuits or other proceedings that have been filed against WebMD by any governmental agency or third party (and which are public) and which raise material concerns about the accuracy, functionality, quality or reliability of the Customized Pages or the Tools presented therein, and 2) any written threats or claims made by a third party or governmental agency which alleges any liability or wrongdoing on the part of FESCO or any of its Customers.
K. No later than thirty (30) days from the Effective Date of this Agreement (or such other date agreed to in writing by the Parties), WebMD shall deposit into escrow with DSI Technology Escrow Services, Inc. (“DSI”), in accordance with the Escrow Agreement between FMR Corp. and DSI dated March 6, 2002 (the “Escrow Agreement”), all Source Code (as defined below) for the software related to the Tools and the Customized Pages (the “Software”). “Source Code” shall mean the version of the Software written in a human readable programming language, such as COBOL, Java or C++, capable of being translated into object code for operation on computer equipment through assembly or compiling. The Source Code shall include the technical, systems, and user manuals and documentation for the Software including, but not limited to, all job control language statements, descriptions of data structures, and all flow charts, technical specifications, schematics, statements or principles of operations, architecture standards and annotations describing the operation of the Software, all in sufficient detail to enable a competent programmer to modify such Source Code without undue effort. WebMD shall update the Source Code in escrow every quarter if changes have been made during such quarter. Prior to the initial deposit and each subsequent update, WebMD shall provide FESCO with the opportunity to verify or have verified the accuracy and completeness of the Source Code deposited. The Source

Code shall be released to FESCO upon the occurrence of any of the following events (the “Release Events”):
      1) WebMD (or any permitted successor to this Agreement) fails to continue to do business in the ordinary course, admits a general inability to pay its debts as they become due, becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or suffers or permits the appointment of a receiver for its business, where its assets become subject to any proceeding under any bankruptcy or insolvency law; or
      2) WebMD (or any permitted successor to this Agreement) ceases the provision of or support for the Tools either following WebMD’s stated intent to cease providing the Tools or as reflected by affirmative actions taken by WebMD that result in the Tools ceasing to be available to the FESCO Customers for a period of two weeks or more, and such action by WebMD is not otherwise permitted by the terms of the Agreement. In addition, for purposes of this subsection, “Tools” shall be deemed to mean i) all Tools or ii) all or substantially all of the Personal Health Manager or the Personal Health Decisions Tool.
Notwithstanding anything to the contrary set forth in the Escrow Agreement, the Source Code shall not be released to FESCO for any reason other than the foregoing Release Events. In addition, the provisions of this Section 2K shall supercede Section 4.5 of the Escrow Agreement. The words “except as otherwise provided by the terms of the Services Agreement, between WebMD, Inc. and Fidelity Employer Services Company LLC” are added to the last sentence of the first paragraph of the Acceptance Form to the Escrow Agreement.
Upon release of the Source Code pursuant to Section 2(K)(1) or (2) above, FESCO shall have (and WebMD hereby grants, subject to such occurrence) a non-exclusive, non-transferable, royalty-free, paid-up license to use, copy and modify the Source Code in any manner necessary or appropriate to support and maintain FESCO’s, its Customers’ and their End Users’ use of and access to the Tools and Customized Pages in the same manner in which FESCO, its Customers and End Users were being serviced at the time of the Source Code escrow release, provided that such modifications may not: i) introduce new functionality; ii) create additional applications or derivative works; iii) be used beyond the scope of the license granted in Section 2 of this Agreement, or iv) be used to service Customers who are not FESCO Customers at the time of the source code release described herein. The license granted pursuant to this Section shall remain in effect until the earliest to occur of the following: a) FESCO permanently stops using the affected Software, or b) twelve months from the date of the Source Code release. Upon termination of the Source Code licenses granted in this Section, FESCO shall return all copies of Source Code to WebMD. All modifications made by FESCO pursuant to this Section shall be owned by WebMD.
Upon release of Source Code from escrow FESCO a) shall at all times treat the Source Code as WebMD Confidential Information and will safeguard the Source Code in the same manner as it safeguards the source code for its own proprietary applications and b) shall have no right to market, sell, license or transfer the Source Code or provide access to the Source Code to third parties who are not FESCO Developers (as defined below).

Persons permitted to access the Source Code (the “FESCO Developers”) must each (a) be FESCO employees or contractors and (b) have previously signed nondisclosure agreements or similar agreements with FESCO which agreements impose contractual obligations upon such persons that are consistent with the terms and conditions of Section 9 of this Agreement. FESCO shall limit access to and use of the Source Code to FESCO Developers who have a reasonable need for such access for the purposes contemplated hereunder.
L. In the event of any Continuing Severity One Problem (as defined in this Section 2(L)), FESCO shall be entitled to send such number of personnel of FESCO and its Affiliates as FESCO reasonably determines is necessary to WebMD’s and/or any other relevant third party’s site to access WebMD’s Source Code at such site, in the presence of WebMD personnel, to assist WebMD in resolving such Continuing Severity One Problem, provided that 1) such personnel must be operations/technical personnel and not sales/marketing personnel, 2) FESCO shall use commercially reasonable efforts to limit its access only to that portion of the WebMD Source Code that is applicable to the relevant Continuing Severity One Problem, 3) such personnel shall each have executed a confidentiality agreement which is consistent with the provisions of Section 9 of this Agreement, 4) such personnel shall not be permitted to copy or remove any Source Code from the site without the permission of WebMD and 5) such access shall terminate upon resolution of the relevant Continuing Severity One Problem. For purposes of this Section 2L, “Continuing Severity One Problem” shall mean any of the following which is not caused by FESCO and remains unresolved for 48 hours: (i) issues that result in the outage of the entire service provided by WebMD hereunder to the End Users, (ii) any situation that prevents a substantial number of new End Users from accessing or using the applicable Customized Pages or the Tools, or a substantial number of existing End Users from receiving material End User Data, (iii) issues or software defects that result in a continuing significant security exposure (i.e., disclosure to unauthorized third parties of personally identifiable health information of End Users or other personally identifiable End User Data), (iv) a continuing significant End User Data quality issue (missing, incomplete or incorrect End User Data with significant impact on End User experience or on the integrity of End User Data), and (v) an outage, significant slowdown, etc. (caused by failures related to the Tools or otherwise within WebMD’s reasonable control) which materially impacts or disables major functions of the Tools from being performed and for which no workaround is available.
M. Upon effectiveness of this Agreement and on an ongoing basis thereafter, FESCO shall provide WebMD with a list identifying each company or employee group within a company that has outsourced its health and welfare benefits administration to FESCO (or has signed a letter of intent to outsource its health and welfare benefits administration to FESCO) (“FESCO Client”). This list will be treated as FESCO Confidential Information pursuant to the terms of Section 9 of this Agreement. WebMD agrees that following notification by FESCO to WebMD that a company or employee group is a FESCO Client (other than FESCO Clients that are pre-existing WebMD customers), WebMD and FESCO will engage in coordinated marketing activities as to such FESCO Client (which shall include, for all purposes of this Agreement, WebMD providing the appropriate sales force to reasonably support such activities and both parties meeting on a regular basis to discuss sales strategies), describing the Site as the preferred delivery mechanism for the Tools for such FESCO Client until the earlier to occur of 1) the end of the eighteen month period from the time of FESCO’s notification to WebMD that such company or employee group is a FESCO Client and such FESCO Client has not purchased the Basic Tools or 2) FESCO’s receipt of a written notice from the FESCO Client that it does not wish to obtain access to the Tools from FESCO via the Site, at which time WebMD may enter into a direct agreement with the FESCO Client with respect to the Tools and such client shall not be considered a Customer under this Agreement. In addition, once a FESCO Client has accepted the Basic Tools via the Site, WebMD shall engage only in coordinated marketing activities with FESCO with respect to sales of Buy-up Tools to such FESCO Client and shall not contract directly with such FESCo Client with respect to the Buy-up Tools until such time as the FESCO Client notifies FESCO in writing that it does not wish to obtain the Buy-up Tools from FESCO via the Site, at which time WebMD shall be free to contract directly with the FESCO Client for the Buy-up Tools and FESCO shall, for as long as the FESCO Client receives the Buy-up Tools or any subset thereof directly from WebMD, deduct from FESCO’s buy-up guarantees set forth in Schedule A either 1) with respect to FESCO Clients receiving the full set of Buy-up Tools directly from WebMD, the number of employees of such FESCO Client eligible to receive such Tools directly from WebMD, or 2) in a case involving a subset of the Buy-up Tools, such amount as is determined in accordance with clauses (i) and (ii) of the last sentence of Section 2N. FESCO agrees to promptly notify WebMD of any written notification it receives from a FESCO Client stating that such FESCO Client does not wish to obtain the Tools via the Site.
In addition, in the event that (i) a current FESCO Client has a direct agreement with WebMD as of the date of this Agreement, or (ii) a company or employee group within a company is not a FESCO Client at the time it initially enters into an agreement with WebMD to receive the Tools or subset thereof, but subsequently becomes a FESCO Client, and such FESCO Client indicates a preference to receive the Tools or subset thereof from FESCO via the Site, then:
     1) FESCO will be free to offer the Tools to such FESCO Client via the Site during the term of the FESCO Client’s direct contract with WebMD, provided that, except with respect to integration fees owed by FESCO to WebMD with respect to a FESCO Client that has accepted receiving the Basic Tools via the Site, such FESCO Client shall not be considered a Customer under this Agreement.
     2) within a reasonable time prior to expiration or potential renewal of the FESCO Client’s direct contract with WebMD, or otherwise at the time of termination of the FESCO Client’s direct contract with WebMD, WebMD will inform the FESCO Client that FESCO is the preferred provider of the Tools via the Site, and the parties shall jointly pursue transitioning the FESCO Client to a direct contractual relationship with FESCO pursuant to which FESCO would provide the Tools to such FESCO Client in accordance with the terms of this Agreement. In connection with any and all discussions with such FESCO Client, if WebMD is offering pricing or other financial terms directly to such FESCO Client which are more favorable than the pricing or other financial terms offered to FESCO under this Agreement, then FESCO shall be entitled to (i) offer the more favorable terms to the FESCO Client, and (ii) pay WebMD, with respect to such FESCO Client, in accordance with the more favorable terms. If, despite the parties efforts to transition the FESCO Client to a direct contractual relationship with FESCO, the FESCO Client states a preference for renewing or extending its direct contractual relationship with WebMD, WebMD shall be entitled to enter into such a renewal or extension, provided that if such FESCO Client has accepted receiving the Basic Tools via the Site, then FESCO shall receive credit against its Basic guarantee for the number of employees of such FESCO Client who are eligible to receive the Basic Tools via the Site and if such FESCO Client has entered into a direct contract with WebMD to receive the Buy-up Tools or any subset thereof then FESCO shall receive credit against its Buy-up guarantees set forth in Schedule A either a) with respect to a FESCO Client receiving the full set of Buy-up Tools, for the number of employees of such FESCO Client eligible to receive such Tools, or b) in a case involving a subset of the Buy-up Tools, for such amount as is determined in accordance with clauses (i) and (ii) of the last sentence of Section 2N.
If a FESCO Client that has a direct agreement with WebMD enters into a renewal or extension of such agreement with WebMD, but is not receiving the Basic Tools from FESCO via the Site either at the time of or subsequent to such renewal or extension, then such FESCO Client shall not be considered a Customer for purposes of this Agreement and FESCO shall not receive credit against its guarantees for the number of employees of such FESCO Client who are eligible to receive the Basic or Buy-up Tools from WebMD.
N. During the Term of this Agreement, FESCO will first offer to FESCO Clients and prospective clients the Tools in connection with its marketing of interactive online personal health management products and services via the Site, and shall not market third party products or services substantially equivalent to the Tools to FESCO Clients or prospective clients, provided that if a Customer requests that FESCO implement alternative interactive online personal health management products or services via the Site, then, FESCO may provide such alternative products or services to such Customer.
In addition, (1) FESCO shall not offer a subset of the Tools to any FESCO Client or prospective client, (2) WebMD shall not offer a subset of the Tools to (a) a FESCO Client or (b) a prospective client to whom WebMD and FESCO are each marketing the Tools, and (3) WebMD shall not enter into any agreement, subsequent to the date hereof, which permits a provider of human resources benefits administration outsourcing services with the right to offer a subset of the Tools, provided that if a FESCO Client or prospective client requests such a subset from FESCO, WebMD shall permit FESCO to provide such subset to such FESCO Client or prospective client via the Site if such FESCO Client or prospective client is considering a bona fide offer from another provider of human resources benefits administration outsourcing services for such subset pursuant to an agreement between such other provider of human resources benefits administration outsourcing services and WebMD which predates this Agreement (in which case the most favored nations provisions of Section 3B would apply). FESCO shall not otherwise provide such subset to such FESCO Client or prospective client without WebMD’s approval and if a FESCO Client or prospective client requests such a subset from FESCO and WebMD refuses to allow FESCO to offer such subset to such FESCO Client or prospective client, WebMD shall not subsequently provide such subset to such FESCO Client or prospective client (either directly or through another provider of human resources benefits administration outsourcing services) for a period of twenty-four (24) months from the date of such refusal by WebMD. If WebMD offers a subset of the Tools generally to its direct clients for use by their employees or to another provider of human resources benefits administration outsourcing services, if requested by FESCO, WebMD shall discuss with FESCO whether to permit FESCO to provide such subset to such FESCO Client or prospective client via the Site. In the event that FESCO sells a subset of the Tools in accordance with any of the preceding three sentences, FESCO shall be entitled to credit against its guarantees either (i) an amount equal to the number of employees of such Customer receiving the subset of Tools multiplied by the ratio of the subset price to the price for the full set of Tools, or (ii) such amount as may otherwise be agreed by the parties.
Section 3. Fees, Charges, Payment Terms and Reporting.
A. Subject to the terms of this Agreement, FESCO agrees to pay WebMD in accordance with the fees and the payment terms set forth in Schedule A (“Fees, Term of Agreement and Payment Terms”). The payment terms set forth in Schedule A are exclusive of any applicable taxes. FESCO shall be solely responsible for any applicable sales, use or other like taxes based upon WebMD’s fees for providing its services hereunder, excluding however taxes based upon WebMD’s net income.
B. During the term of this Agreement, if, with respect to a package of Tools or subset thereof (including any Enhancements, New Products, New Services and other products and services offered to FESCO by WebMD under this Agreement) which is the same or substantially similar to the Tools or any subset thereof, WebMD offers to a provider of human resources benefits administration outsourcing services pricing or other financial terms for the same or substantially similar volume levels (either actual or committed) which are more favorable than those described in this Agreement, then WebMD shall promptly notify FESCO of such fact, and the more favorable terms shall be made available immediately to FESCO at FESCO’s option during the period that such more favorable pricing is in effect. WebMD warrants that as of the date of this Agreement, it is not a party to any agreements with other providers of human resources benefits administration outsourcing services which would trigger the protections outlined in the immediately preceding sentence. In addition, if WebMD and FESCO are each marketing the Tools to the same client or prospective client at the same time (including through cooperative marketing efforts in accordance with Section 2M), and the pricing or other financial terms WebMD is offering such client for the Tools or any subset thereof is more favorable than the pricing or other financial terms described in this Agreement, then WebMD shall promptly notify FESCO of such fact, and FESCO shall be entitled to offer the Tools or the subset thereof being offered by WebMD to such client at the more favorable terms and pay WebMD, with respect to such client, in accordance with the more favorable terms. For avoidance of doubt, the foregoing sentence shall not apply in situations in which WebMD is marketing to a client whose business is not being solicited by FESCO.
C. FESCO will keep accurate records, which are sufficient to calculate all payments due to WebMD and, during the term of this Agreement FESCO will provide an accounting of all such payments (an “Accounting”) to WebMD on a monthly basis. FESCO shall make available to WebMD all supporting documentation sufficient to calculate such payments (“Supporting Documentation”) within thirty (30) business day after receiving written request by WebMD, provided that such request is received by FESCO within ninety (90) days of WebMD receiving the Accounting for such month. If required by WebMD after reviewing any Supporting Documentation provided pursuant to the forgoing sentence, WebMD shall have the right to audit (during normal business hours), with at least fifteen (15) days’ prior written notice to FESCO, and at WebMD’s expense) the books and records of FESCO in order to verify that it has performed its obligations in accordance with this provision and made all payments required to be made under this Agreement, provided that WebMD requests such an audit within thirty (30) days of receiving such Supporting Documentation. In addition, FESCO shall have the right to audit (during normal business hours, with at least fifteen (15) days’ prior written notice to WebMD) and at FESCOs’s expense, the relevant books, records or other applicable documentation necessary to verify WebMD’s compliance with the terms of this Agreement. The foregoing Section is not intended in any way to diminish or alter WebMD’s or FESCO’s termination rights described elsewhere in this Agreement or WebMD’s or FESCO’s right to assert a breach of contract in accordance with the terms of this Agreement, including, without limitation, the terms of Schedule A.
D. Annual Maintenance Fees. Annual maintenance services will be provided in the amounts and for the fees set forth in Schedule A (subject to Section 4(A)).
E. Integration Fees. WebMD will develop Customized Pages for FESCO. FESCO will receive the specific integration services set forth in Schedule C and in the Statement of Work referenced therein at the cost set forth in Schedule A (subject to Section 4(A)).
Section 4. Term; Renewal; Termination.
A. The initial term of this Agreement will commence on the Effective Date and continue through August 31, 2007 unless sooner terminated by the parties in accordance with this Section 4 of this Agreement. If, as of August 31, 2007 and as of the last day of each of the first three (3) subsequent one-year renewal terms thereafter (if applicable), this Agreement has not already terminated, FESCO may renew this Agreement for a successive one-year term (not to exceed four successive one-year renewal terms, in the aggregate) by providing written notice of such election to WebMD within thirty (30) days of the expiration of the current term and subject to the following additional conditions:
1)	all applicable fees for each renewal term will be determined by mutual agreement of the Parties at the time of renewal, subject to the “most favored nations” provisions of Section 3B

2)	throughout a renewal term of 9/1/07-8/31/08, FESCO shall guarantee a cumulative total of * employees for the Buy-up Tools

3)	throughout a renewal term of 9/1/08-8/31/09 FESCO shall guarantee a cumulative total of * employees for the Buy-up Tools

4)	throughout a renewal term of 9/1/09-8/31/10 FESCO shall guarantee a cumulative total of * employees for the Buy-up Tools

5)	throughout a renewal term of 9/1/10-8/31/11 FESCO shall guarantee a cumulative total of * employees for the Buy-up Tools

6)	Each FESCO right of renewal for each additional one-year renewal term shall be contingent upon FESCO providing the buy-up products and services to at least the number of employees specified in the buy-up guarantee for the then current term on the last day of the then current term, and if FESCO has not achieved the applicable guarantee as of such date, then such renewal shall not

*	Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

occur (e.g., if FESCO is not providing the Buy-Up Tools to at least * employees by August 31, 2007, the renewal term beginning 9/1/07 shall not occur). If the conditions for a renewal term are not met, there will be no further renewal terms. .
Upon any such renewal, unless otherwise provided herein, all of the terms provided in this Agreement, including, without limitation, the terms set forth in Schedule A, shall remain in full force and effect for such successive term.
B. In the event of a final determination by a State or Federal governmental authority that WebMD has engaged in a wrongful act (which wrongful act has a material adverse effect on the business and brand of WebMD) (a “Wrongful Act”), and directly as a result of such Wrongful Act, (i) Customer acceptance or usage of the Tools and (ii) FESCO’s ability to market the Tools as contemplated by the Agreement, have been materially and adversely affected for a period of at least ninety (90) days, FESCO shall notify WebMD and the parties will immediately meet to discuss the impact of the Wrongful Act. If, after such meeting (or if the meeting does not occur within ten (10) days after the request by FESCO, after such ten (10) day period), FESCO determines, in its reasonable discretion, that the Wrongful Act has the material adverse effect as described in the preceding clauses (i) and (ii) of this Section 4B, FESCO shall have the right to terminate this Agreement upon thirty (30) days notice to WebMD.
C. FESCO may terminate the provision of the Tools or Customized Pages to specific FESCO Customer(s) at any time, upon written notice to WebMD.
D. In the event either party materially breaches this Agreement and fails to cure such breach within 30 days following receipt of written notice concerning the breach, the other party may terminate this Agreement upon written notice to the other party.
E. In addition, WebMD will provide FESCO with at least ninety (90) days’ prior written notice of any proposed material changes to the Tools and at least thirty (30) days prior written notice of any proposed material changes to the terms of use or security measures employed by WebMD. If, in its reasonable discretion, FESCO determines that any such changes (other than changes that are mandated by applicable governmental regulations or requirements) may have a significant adverse effect on FESCO, FESCO will so notify WebMD within fifteen (15) days after receipt of notice of such proposed change from WebMD. If WebMD thereafter elects to implement the changes despite receiving such notification from FESCO, FESCO may immediately, upon providing written notice to WebMD, terminate this Agreement.
F. Upon termination of this Agreement for any reason, at FESCO’s election, for those Customers receiving the Tools hereunder as of the effective date of termination as to which FESCO has continuing contractual obligations to deliver the Tools, WebMD shall continue to provide the Tools in accordance with this Agreement for a period of up to three (3) years from the effective date of termination (the “Transition Period”) in order to facilitate an orderly transition to another provider. During such Transition Period, FESCO shall continue to pay

*	Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

WebMD for all Customers that continue to use the Tools during the Transition Period at the applicable prices for the Tools at the time of termination. All other terms of this Agreement, with the exception of Sections 2H, 2M, 2N and 5B (except for those provisions with respect to Enhancements) hereof and the guarantees set forth in Schedule A or Section 4A hereof, as the case may be, shall remain in full force and effect during such Transition Period.
G. To the extent such notification is required by applicable law or regulations, FESCO and WebMD will agree on a mutually acceptable method of contacting End Users to notify them of the termination or expiration of this Agreement and advise them of their options regarding transfer or disposition of their personally identifiable health information in accordance with applicable law. WebMD agrees to reasonably assist FESCO with such notification to the extent such notification is delivered by FESCO. WebMD agrees to provide FESCO and, if applicable, its Customers with reasonable assistance in transferring or disposing of End Users’ personally identifiable health information in WebMD’s possession upon expiration or termination of this Agreement.
H. Upon expiration or termination of this Agreement for any reason, each party shall cease any and all use of the other Party’s intellectual property rights, including, without limitation, trademarks and copyrights.
I. Upon expiration or termination of this Agreement for any reason, all fees and charges set forth in Section 3 then owing by FESCO will be immediately due and payable, and FESCO shall promptly discontinue all further use of WebMD Marks and all further use of the Tools. Notwithstanding anything to the contrary set forth herein, FESCO shall be responsible for any amounts due under the terms of this Agreement through the expiration or termination of this Agreement.
Section 5. WebMD Responsibilities.
A. Services. WebMD shall perform the services described in Schedule C, which shall include, without limitation, if requested by FESCO, Indexing, during the term of this Agreement. WebMD shall provide all Tools in accordance with the provisions of Schedule H (“Service Level Agreement”).
B. Error Correction; Enhancements; New Products and New Services.
In the event that FESCO, Customer(s) or End Users advise WebMD that the Tools contain material defects or material errors, or WebMD otherwise becomes aware that the Tools contain such defects or errors, WebMD shall promptly, and in accordance with Schedule H hereto correct such errors. At least ninety (90) days prior to each planned introduction of New Products and New Services, but in any event no less than two (2) times per year, a WebMD senior executive will meet with FESCO to discuss New Products or New Services that WebMD plans to provide to its customers. FESCO, at its option, shall be entitled to add any such New Products and New Services to those products and services included on Schedule B hereto, at a price to be determined by the Parties, subject to the “most favored nations” provisions of Section 3B hereto. In addition, at least ninety (90) days prior to implementation of any Enhancements by WebMD, WebMD will provide a high level description of the Enhancements to FESCO. At least thirty (30) days prior to implementation of any Enhancements, or the introduction of any New Products or New Services, by WebMD, WebMD shall provide FESCO with (i) a detailed description of and specifications for such Enhancements or New Products or New Services, and (ii) in-person, or via webcast, FESCO-only training sessions at which the changes associated with the Enhancements, or the New Products or New Services, will be introduced and explained in detail to FESCO associates. In addition, WebMD shall have the right to automatically implement Enhancements, so long as such implementation is in accordance with the provisions described in Schedule H hereto.
Without limiting FESCO’s rights under the first sentence of Section 2N, in the event that FESCO desires to obtain from an outside vendor a new product, service or feature which is related to the Tools, but is not already being provided by WebMD, FESCO will first offer WebMD the opportunity to provide FESCO with a proposal for provision of such product, service or feature. In the event that, within sixty (60) days of FESCO’s submission of a request for a proposal from WebMD, the parties have not reached agreement with respect to pricing, delivery time frames, or any other material terms and conditions related to the new product, service or feature, FESCO shall be free to obtain such product, service or feature from a third party vendor whose proposed terms and conditions for such product, service or feature are more favorable than those proposed by WebMD’s, as determined in FESCO’s sole discretion.
C. Staffing. Technical support services, including levels of support and applicable response times, shall be provided as set forth in Schedule H. Each party will designate a technical contact as the primary individual responsible for technical and content matters relating to the Tools and the Customized Pages.
D. Security. WebMD shall at all times during the term of this Agreement abide by the security provisions and procedures described on Schedule I (“Security Schedule”) hereto.
E. Compliance with Laws. WebMD will at all times provide tools and related services in a professional manner, consistent with industry standards, and will at all times comply with all laws and regulations applicable to the performance of its services.
Section 6. FESCO Responsibilities.
A. Technical Requirements. The Parties acknowledge that successful implementation and use of the Tools depends upon FESCO’s and its Customers’ provision of appropriate hardware and software. WebMD will provide specifications for equipment and systems necessary to support the Tools. Unless otherwise provided for in the schedules hereto, WebMD will not provide FESCO, Customer or End User with any hardware, software, or telecommunications consulting services. Without limiting any of the provisions of the Schedules to this Agreement, WebMD may, from time to time, recommend reasonable changes or additions to the hardware and software. FESCO shall be responsible for notifying Customer and End Users of such recommendations. Customer and End User shall have the responsibility for securing and maintaining equipment and software necessary to support access to the Tools.
B. Placement. FESCO will collaborate with WebMD to implement placement of the Tools as detailed in Schedule C.

C. Compliance with Laws. FESCO will act in a professional manner, consistent with industry standards, and will at all times comply with all applicable laws and regulations.
D. End User Activities. FESCO will use commercially reasonable efforts to not permit any person or entity, other than Customer and End Users, to use or gain access to the Tools and shall provide reasonable security devices to protect against unauthorized usage of or access to the Tools.
E. Provision of Plan Data. FESCO shall provide plan data information relevant to FESCO Customers’ health plans and updates thereto (“Plan Data”) as often as is deemed reasonably necessary by FESCO to keep the Plan Data current and accurate, consistent with the provisions of Schedule C. WebMD agrees to implement changes to such Plan Data as promptly as practicable, but in no event longer than thirty (30) days following submission of such updated Plan Data by FESCO. WebMD acknowledges that Plan Data provided by FESCO hereunder has been furnished to FESCO by the relevant health plans and/or FESCO Customers. FESCO accepts no responsibility for the accuracy and completeness of Plan Data, provided that FESCO will promptly correct any inaccuracy, incompleteness or other defect in such Plan Data of which FESCO becomes aware. WebMD shall not be responsible for the accuracy of any Plan Data furnished to WebMD, provided that WebMD shall 1) present such Plan Data in connection with the Tools and Customized Pages as accurately as such Plan Data is furnished to WebMD by FESCO and 2) WebMD shall promptly correct any errors in such Plan Data reported to WebMD by FESCO.
Section 7. Representations and Warranties.
A. Each Party hereby represents and warrants that it is duly organized and validly existing and in good standing under the laws of the state of its organization and has full power and authority to enter into this Agreement.
B. WebMD’s Representations; Limited Warranty; Disclaimer of Additional Warranties.
i. WebMD represents and warrants to FESCO that the Tools will substantially conform in all material respects to the current documentation provided by WebMD in connection with the Tools when used in accordance with the technical requirements specified by WebMD. In the event that the Tools fail to perform in accordance with this warranty, FESCO shall promptly inform WebMD of such fact, and WebMD shall either (a) repair or replace the Tools to correct any defects in performance in accordance with Schedule H without any additional charge to FESCO, or (b) in the event that such repair or replacement cannot be done within a reasonable time and at a reasonable cost, provide FESCO with a pro rata refund of the unused, prepaid fees paid to WebMD hereunder. In the event WebMD is unable to provide on an ongoing basis 1) all or substantially all of the Personal Health Manager or 2) the Personal Health Decisions Tool, WebMD will notify FESCO of same, and FESCO will have the option to either (i) terminate this Agreement immediately, upon written notice, and receive a pro rata refund of any unused, prepaid fees paid to WebMD hereunder or (ii) accept a substitution by WebMD of content with similar functionality and quality, all such content to be acceptable to FESCO in its reasonable discretion. The foregoing sentence is not intended in any way to diminish or alter FESCO’s termination rights described elsewhere in this Agreement or

FESCO’s right to assert a breach of contract in accordance with the terms of this Agreement, including, without limitation, the terms of Schedule H.
ii. Subject to the provisions of Section 7(B)(iii), WebMD represents and warrants that the information, content, and data that appear in the Tools and on the Customized Pages during the term of this Agreement, specifically excluding FESCO Marks, FESCO Content, Customer Content and Customer Marks, are, to WebMD’s knowledge, accurate in all material respects. WebMD makes no representations or warranties with respect to the FESCO Marks, FESCO Content, Customer Content and Customer Marks. WebMD currently has, and during the term of this Agreement will maintain all the rights, titles, licenses, permissions, approvals and authority required for WebMD to provide the Customized Pages and the Tools (excluding FESCO Marks, FESCO Content, Customer Content and Customer Marks), to FESCO, its Customers and their End Users as required by the terms of the Agreement, except that WebMD makes no representation or warranty as to any right, title, license, permission, approval or authority required from or required to be obtained by FESCO or its Customers (in their capacity as users of the Customized Pages and Tools), with respect to provision of the Customized Pages and Tools, and WebMD has no responsibility for any right, title, permission, approval and authority necessary on the part of any End User except to the extent of its obligations in Section 2G.
iii. FESCO EXPRESSLY ACKNOWLEDGES AND AGREES THAT WEBMD IS NOT RESPONSIBLE FOR THE RESULTS OF A CUSTOMER’S OR END USER’S DECISION RESULTING FROM THE USE OF THE TOOLS OR CUSTOMIZED PAGES, INCLUDING BUT NOT LIMITED TO, A CUSTOMER OR END USER CHOOSING TO SEEK OR NOT TO SEEK PROFESSIONAL MEDICAL CARE, OR A CUSTOMER OR END USER CHOOSING OR NOT CHOOSING SPECIFIC TREATMENT BASED ON THE INFORMATION OBTAINED FROM THE TOOLS OR CUSTOMIZED PAGES, EXCEPT TO THE EXTENT OF WEBMD’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
iv. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE SCHEDULES HERETO, WEBMD DOES NOT MAKE ANY WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT, AND SUCH WARRANTIES ARE HEREBY DISCLAIMED. FESCO ACKNOWLEDGES THAT IT HAS RELIED ON NO WARRANTIES OTHER THAN THE EXPRESS WARRANTIES IN THIS AGREEMENT AND THAT NO WARRANTIES ARE MADE TO FESCO BY ANY OF WEBMD’S SUPPLIERS OR AGENTS.
C. FESCO’s Representations and Warranties.
i. FESCO represents and warrants that, should it upload, record or otherwise transmit any FESCO Content, that it has all of the rights, title, licenses, permissions, approvals and authority required to do so.

ii. FESCO acknowledges that the Tools are (a) based on current medical information prepared by health and medical professionals and organizations independent of WebMD and (b) are not intended to replace professional medical advice and are not a tool for diagnosing the existence of a specific disease in any given individual. FESCO further acknowledges that, other than as specifically set forth herein or in the Schedules hereto, WebMD does not guarantee the accuracy, timeliness or completeness of the information obtained from the Tools, or warrant any results from using the Tools.
Section 8. Limitation of Liability.
A. NEITHER PARTY SHALL HAVE LIABILITY TO THE OTHER WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT FOR CONSEQUENTIAL, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES, OR ANY LOSS OF PROFIT, REVENUE, DATA OR GOODWILL, WHETHER INCURRED OR SUFFERED AS A RESULT OF UNAVAILABILITY OF THE SERVICE OR OTHERWISE, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES.
B. IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY HEREUNDER FOR ANY CAUSE ARISING OUT OF OR RELATED TO ITS PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT OR OTHERWISE EXCEED THE AMOUNT OF THE FEES PAID HEREUNDER TO WEBMD. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION OR CLAIMS IN THE AGGREGATE INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS.
C. THE LIMITATIONS ON LIABILITY IN THE FOREGOING PARAGRAPHS A AND B SHALL NOT APPLY TO ANY LIABILITIES RELATING TO (i) INDEMNIFICATION AS SET FORTH IN SECTION 11, (ii) TRADEMARK, COPYRIGHT, PATENT OR TRADE SECRET INFRINGEMENT, (iii) BREACHES OF CONFIDENTIALITY OR PRIVACY OBLIGATIONS IN SECTION 9 OR 10, AND (iv) BODILY DAMAGE, PERSONAL INJURY OR DAMAGE TO TANGIBLE PROPERTY.
Section 9. Confidentiality and Nondisclosure
A. Both parties shall maintain as confidential and shall not disclose (except for those employees, attorneys, accountants and other advisors of the recipient and its Affiliates who need to know such information in connection with the recipient’s performance of its obligations under this Agreement, and have in turn been advised of the confidentiality obligation hereunder), copy, or use for purposes other than the performance of this Agreement, any information which relates to the other party’s, its Affiliates’ or their respective customers’ personal information and affairs, business information and affairs, trade secrets, technology, research and development, or the terms of this Agreement (“Confidential Information”) and each party agrees to protect that Confidential Information with the same degree of care a prudent person would exercise to protect its own confidential information (but in no event less than a reasonable degree of care) and to prevent the unauthorized, negligent, or inadvertent use, disclosure, or publication thereof. Breach of confidentiality and unauthorized disclosure may cause irreparable damage and therefore, in addition to all other remedies available at law or in equity, the injured party shall have the right to seek equitable and injunctive relief, and to recover the amount of damages (including reasonable attorneys’ fees and expenses) incurred in connection with such unauthorized use or disclosure. The recipient shall be liable under this Agreement to the disclosing party for any use or disclosure in violation of this Section by it or its Affiliates’ employees, attorneys, accountants or other advisors.
B. Subject to applicable consumer privacy laws and regulations, the parties shall have no obligation under this agreement with respect to any information that is: (a) already known by the receiving party at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act of the receiving party; (c) subsequently disclosed on a non-confidential basis by a third party not having a confidential relationship with the disclosing party and which third party rightfully acquired such information; (d) independently developed by the receiving party; (e) communicated to a third party with the express written consent of the disclosing party; or (f) required to be disclosed to any governmental agency or is required by any subpoena, summons, order or other judicial process, provided however that the receiving party shall give at least fourteen days written notice to the other party prior to disclosing such information.
C. WebMD acknowledges that as a financial institution, FESCO may be subject to certain laws and regulations regarding the privacy and protection of consumer information, and that any receipt or use of personal information by WebMD may also be subject to compliance with such laws and regulations. WebMD agrees that any personally identifiable information or data concerning or relating to FESCO’s customers or prospective customers, or any information or data that WebMD collects or derives from interactions with FESCO, Customers or End Users, including without limitation data collected or received by WebMD as an End User views and interacts with the Tools (“Personal Information”), shall be treated as FESCO Confidential Information hereunder and shall be used solely for the purpose of carrying out the services described under this Agreement. WebMD also agrees to treat such Personal Information in accordance with FESCO’s current published privacy policy (a copy of which is attached hereto as Schedule J), except (without limiting the provisions of the following two paragraphs) to the extent aspects of FESCO’s policy are inconsistent with WebMD’s obligations under this Agreement, or the terms of use or privacy policy accepted by End Users.
In no event shall any such Personal Information be used by WebMD for any purpose other than that contemplated in this Agreement (including, without limitation, the marketing of WebMD’s other products or services), and WebMD is expressly prohibited from using Personal Information to contact or market to FESCO customers or prospects through any means for any other purpose. WebMD agrees that such Personal Information shall not be given, bartered, sold, traded, transferred or exchanged in any way to other companies or entities for any uses without the express written consent of FESCO and the applicable End User(s) and, if this were to occur, it would cause irreparable harm to FESCO.
Should WebMD wish to share any such Personal Information with an Affiliate or a third party for the purpose of carrying out the services described under this Agreement, WebMD shall (a) obtain the advance written approval of FESCO, and (b) obtain the agreement of any such affiliate or third party not to redisclose the Personal Information or to use the Personal Information other than as set forth above in this Section. FESCO acknowledges that WebMD may share Personal Information with its wholly owned subsidiary, Wellmed, Inc., solely for the purpose of assisting WebMD in the performance of WebMD’s obligations under this Agreement.
Section 10. Protection of End User Data.
A. WebMD shall use data provided to WebMD by End Users (“End User Data”) solely to fulfill all obligations set forth herein. In no event shall WebMD provide such End User Data to FESCO or to third parties in a manner that identifies an End User without that End User’s prior consent, provided that WebMD may use Aggregate Data (provided that such Aggregate Data is not identifiable, directly or indirectly, with any individual Customer) for the purpose of reporting metrics about its sites on an aggregate basis, such as total number of page views, aggregate number of users, etc. All End User Data shall be protected in accordance with the security provisions described in Schedule I hereto. WebMD agree that End Users shall retain rights of privacy in any and all information provided by such End Users to WebMD in connection with use of the Tools and/or the Customized Pages. Without limiting the obligations described in Section 9, such information shall be treated at all times in accordance with WebMD’s then-current privacy policy.
B. WebMD will provide FESCO with electronic Reports as further described on Schedule G hereto in such format as the parties may mutually agree upon. All such reports shall be comprised of Aggregate Data that can be accessed online via FESCO’s confidential password on such terms as agreed to by parties, unless otherwise provided for herein.
C. WebMD will not provide FESCO or Customer with any personally identifiable health information (“PIHI”) unless it has received FESCO, Customer and End User authorization to do so. Each party agrees to treat any and all PIHI in accordance with all applicable laws and regulations (“Laws”).
D. In the event that FESCO has access to non-personally identifiable information about End Users from a source or sources other than WebMD, FESCO specifically agrees not to attempt to identify otherwise unidentifiable individual End Users through the use of such information.
E. Each Party agrees to promptly notify the other if it becomes aware of the inadvertent disclosure of any personally identifiable information transmitted in violation of this Agreement.
F. In the event of any security breach or incident that affects the security, confidentiality or integrity of End User Data, WebMD shall comply with the security provisions set forth in Schedule I hereto and, upon receiving notification of such breach from WebMD, FESCO, at its option, will either notify, or direct WebMD to notify, End Users of such security breach or incident if required by applicable law or as otherwise mutually agreed to by the parties. In the event FESCO elects to provide the notification, WebMD will reasonably assist FESCO with such notification. In no such event shall WebMD directly notify Customers or End Users of a security breach or incident without FESCO’s prior written approval of such notification, unless notification is required by law and FESCO has failed to provide such approval within time frames specified by the applicable law.
Section 11. Indemnification.
A. WebMD Indemnity. WebMD will indemnify, defend and hold harmless, at its own expense, FESCO and its Affiliates and its and their respective officers, directors, employees, agents, successors and assigns with respect to any third party claims, suits, losses, damages, liabilities, demands, costs, expenses and actions (“Liabilities”) against FESCO to the extent that such Liabilities are based upon:
i. a breach of any of WebMD’s representations, warranties, obligations, covenants or agreements hereunder;
ii. any bodily damage, personal injury or damage to property caused by the negligence or misconduct of WebMD (except to the extent such Liabilities relate to the information, content, or data, supplied by WebMD in the Tools or the Customized Pages, unless such Liabilities are due to the gross negligence or willful misconduct of WebMD);
iii. a claim that the Tools, when used in accordance with this Agreement, infringe any proprietary right of any third party; provided, however, that WebMD shall have no obligation pursuant to this clause iii to the extent that any claim is based on (a) any use of the Tools in violation of this Agreement, or (b) any FESCO or Customer Content. If FESCO’s use of any Tools is enjoined by reason of an infringement claim, WebMD shall either (1) procure the right for FESCO to continue using the Tools, (2) replace or modify the components of the Tools subject to the infringement claim with non-infringing components of substantially equivalent functionality, or (3) if neither of the above are available, refund to FESCO a pro-rata portion, if any, of the unused fees prepaid for access to the affected Tools and, if the affected Tools constitute all or substantially all of the Personal Health Manager or the Personal Health Decisions Tool, permit FESCO to terminate this Agreement immediately;
iv. the gross negligence or willful misconduct of WebMD;
provided that, in any such case under (i) through (iv) above, WebMD shall not be responsible for Liabilities based on the results of End Users’ decisions made in connection with use of the Tools or the Customized Pages, unless such Liabilities are due to the gross negligence or willful misconduct of WebMD.
WebMD will pay those costs and damages awarded against FESCO (including attorneys’ fees) that are specifically attributable to a claim covered under this paragraph A or those costs and damages agreed to in a monetary settlement of such claim, and all such costs and damages shall be considered Liabilities hereunder.
B. FESCO Indemnity. FESCO will indemnify, defend and hold harmless WebMD and its affiliates and its and their respective officers, directors, employees, agents, successors and assigns with respect to any Liabilities to the extent that such Liabilities are based upon:

i. a breach of any of FESCO’s representations, warranties, obligations, covenants or agreements hereunder;
ii. any bodily damage, personal injury or damage to property caused by the negligence or misconduct of FESCO; or
iii. the gross negligence or willful misconduct of FESCO.
FESCO will pay those costs and damages awarded against WebMD (including attorneys’ fees) that are specifically attributable to a claim covered under this paragraph B or those costs and damages agreed to in a monetary settlement of such claim, and all such costs and damages shall be considered Liabilities hereunder.
C. Indemnification Procedures. A party seeking indemnification hereunder shall give the party from whom indemnification is sought reasonably prompt notice of the relevant claim; provided, however, that failure to provide such notice shall not relieve the indemnifying party from its liability or obligation hereunder except to the extent of any material prejudice directly resulting from such failure. The indemnifying party shall control the defense of any third party claim giving rise to the indemnification obligations herein; the indemnified party shall have the right to participate in the proceeding at its own expense; provided that the indemnified party’s participation shall be at the indemnifying party’s expense if either the indemnifying party fails to defend the claim or the indemnifying party agrees to pay such expenses in writing. In addition, the indemnified party shall reasonably cooperate with the indemnifying party in the defense of any such claim.
Section 12. Press Releases; Advertising and Promotion. The parties shall agree upon the language for a press release regarding the services contemplated in this Agreement at a time to be mutually agreed between the parties (such press release may be a joint release by both parties or an individual release by one or both parties, as mutually agreed to by the parties). In addition, each party shall have the right to review and approve in its absolute discretion, prior to posting, publication, or other method of delivery, any additional press releases or any advertising, marketing or promotional messages (regardless of the medium of transmission) and materials which refer to or mention that party, that party’s products or services, or that party’s trademarks, service marks or trade names.
Section 13. Insurance. WebMD, at its own expense, shall procure and maintain during the term of this Agreement, policies of insurance to include the following coverage: (a) Workers’ Compensation Insurance for its own employees that meets the statutory limits of the states in which WebMD operates and all federal statutes and regulations, (b) Employers Liability Insurance with not less than statutory limits (except in states where there are no statutory limits for such insurance then with limits of not less than $1,000,000 each accident, $1,000,000 disease per each employee and $1,000,000 disease policy limit), (c) Comprehensive General Liability of not less than $1,000,000 per occurrence and $2,000,000 in aggregate including personal injury, (d) Comprehensive Automobile Liability (including Automobile Non-Ownership Liability) with a combined single limit of not less than $1,000,000 per occurrence and $1,000,000 in aggregate, and (e) Umbrella or excess Liability Insurance providing coverage in excess of the coverage listed in (c) and (d) above in an amount not less than $5,000,000 per occurrence and $5,000,000 in aggregate. FMR Corp. and all subsidiary and affiliated companies are to be named as an additional insured as their interests may appear under the aforementioned policies. WebMD shall furnish FESCO with a Certificate of Insurance evidencing such coverage and such Certificate is to provide 30 days written notice to FMR Corp. prior to the effective date of any termination of coverage. WebMD will provide FESCO with at least thirty (30) days written notice of any material reduction in coverage. Nothing in this Section shall be deemed to limit any WebMD liability to the amounts stated above or to limit any coverage of WebMD’s insurance policies.
Insurance certificates and notices of modification or termination shall clearly state WebMD’s name and shall be sent to:
FMR Corp
82 Devonshire Street, V11D
Boston, MA 02109
     Attn: Insurance & Risk Management
Section 14. Detailed Project Plan; Change Management Procedures. Set forth as Schedule C hereto is a Description of Project Scope and Services providing a blueprint for the services to be provided pursuant to this Agreement. By no later than March 15, 2004, the parties shall agree upon (i) a detailed Statement of Work including, without limitation, a project plan, integration specifications and detailed acceptance criteria, for Phase I and (ii) a timetable for completion by the parties of a detailed Statement of Work, including, without limitation, a project plan and acceptance criteria, for Phases II and III. Except as otherwise specifically set forth in Section 5B hereto, if, after the Effective Date of this Agreement, either party wishes to recommend an addition, modification or change to Schedule C hereto, or if, after acceptance by the parties of a Statement of Work, either party wishes to recommend an addition, modification or change to any such Statement of Work, the party requesting a change shall submit a written document to the other party describing in reasonable detail such change, the reason for the change and the effect the change may have on the services contemplated in this Agreement. Promptly following receipt of such document, the parties will seek in good faith for a reasonable period of time (not to exceed 14 days) to reach agreement on the requested change. If such agreement is reached, the agreed upon changes will be incorporated herein, either as an amendment to existing Schedules hereto or Statements of Work related hereto or as a new Schedule or Statement of Work to be incorporated herein.
The parties acknowledge that Enhancements made to the Tools and the Customized Pages in accordance with the terms of this Agreement will not be treated as change requests as described in this Section 14.
Section 15. Relationship of the Parties.
Neither the making of this Agreement nor the performance of its provisions shall be construed to constitute either party an agent, employee or legal representative of the other party for any purpose whatsoever. Nor shall this Agreement be deemed to establish a joint venture or partnership. Each party to this Agreement is an independent contractor engaged in its own and entirely separate business. Neither party shall have any right or authority to create any obligation, warranty, representation or responsibility, whether express or implied, on behalf of the other party in any manner whatsoever, provided that the foregoing shall not be deemed to limit in any way FESCO’s right to obligate WebMD to provide the Tools to FESCO’s Customers subject to the terms of this Agreement.
Section 16. Notices.
All notices, requests, demands, payments and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied or sent by nationally recognized overnight carrier, or mailed by certified mail, postage prepaid, return receipt requested, as follows:

If to WebMD:	WebMD, Inc.
Attention: General Manager
520 NW Davis, Suite 300
Portland, OR 97209
Tel: (503) 279-9010
Fax: (503) 279-1632

With a copy to:
WebMD, Inc.
669 River Drive
Elmwood Park, NJ 07407
Attn.: General Counsel
Tel.: (201) 703-3475
Fax.: (201) 703-3443

If to FESCO:
Glenn Dill
One Spartan Way
Merrimack NH 03054
Tel: (603) 791-8651
Fax: (603) 889-4166

With a copy to:
FMR Corp.
82 Devonshire Street, MZ F5E
Boston, MA 02109
Attn.: Deputy General Counsel
Fax.: (617)692-4560
Section 17. Amendment.
This Agreement may not be amended, modified, or otherwise altered, nor may any provision hereof be waived, except pursuant to a written agreement signed by the Parties hereto.

Section 18. Effect of Agreement.
This Agreement and the schedules hereto constitute the entire agreement of the Parties hereto with respect to the matters set forth herein and supersede and cancel all previous written or oral agreements and understandings of the Parties with respect to such matters.
Section 19. Waiver.
All waivers of and consents to any terms and conditions of this Agreement (or any rights, powers, or remedies under it) by either party must be in writing in order to be effective. No waiver or consent granted with respect to one matter or incident shall be construed to operate as a waiver or consent with respect to any different or subsequent matter or incident.
Section 20. Assignment.
Neither party is entitled to assign this Agreement (including, without limitation an assignment by operation of law) without the other party’s prior written consent, except that consent shall not be required if FESCO seeks to assign this Agreement to one of its Affiliates responsible for the provision of health and welfare products or services that succeeds to FESCO’s business.
Section 21. Severability and Effect of Laws.
In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement (i) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect provided the resulting agreement is not fundamentally different that the original Agreement.
Section 22. Force Majeure.
Neither party shall be liable for any loss or damage sustained by the other party because of any delay in performance or noncompliance with any provision of this Agreement that results from an act, event, omission, or cause beyond its reasonable control and without its fault or negligence, including, but not limited to, failure of suppliers, shortage of raw materials, or other industrial disturbances, civil commotion, riots, wars, fires, explosions, floods, earthquakes, volcanic eruptions, embargoes, disruptions in telecommunications or acts of civil or military authority.
Section 23. Survival.
The provisions of Sections 1, 2E, 2G, 4F, 4G, 4H, 4I, 8, 9, 10 (excluding 10B), 11, 15, 16, 18, 21, 23, 24, 25, 26 and 27 shall survive the termination or expiration of this Agreement. In addition, any payment obligations accrued prior to termination or expiration will survive the completion, expiration, termination or cancellation of this Agreement.
Section 24. Agreement Counterparts.
This Agreement may be executed on two counterparts, each of which shall be deemed to be an original, but both of which shall constitute only one agreement.

Section 25. Integration.
EACH PARTY ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT (INCLUDING THE SCHEDULES HERETO), UNDERSTANDS EACH AND EVERY TERM AND CONDITION IN IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS. EACH PARTY ALSO AGREES THAT THIS AGREEMENT (INCLUDING THE SCHEDULES HERETO) IS A COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN WEBMD AND FESCO AND THAT THIS AGREEMENT SUPERSEDES ALL PRIOR AND CONTEMPORANEOUS AGREEMENTS, PROPOSALS, NEGOTIATIONS, OR DISCUSSIONS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREIN. NO COURSE OF DEALING OR USAGE OF TRADE OR COURSE OF PERFORMANCE SHALL BE RELEVANT TO EXPLAIN OR SUPPLEMENT ANY TERMS EXPRESSED HEREIN. EACH PARTY FURTHER AGREES THAT NO REPRESENTATIONS OR STATEMENTS OF ANY KIND, INCLUDING BUT NOT LIMITED TO DEALER ADVERTISING OR PRESENTATIONS, ORAL OR WRITTEN, MADE BY ANY AGENT OR REPRESENTATIVE OF THE OTHER PARTY, WHICH IS NOT STATED HEREIN, SHALL BE BINDING ON FESCO OR WEBMD.
Section 26. No Third Party Beneficiary.
No person not a party to this Agreement shall have a right to enforce any term of this Agreement.
Section 27. Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts without giving regard to any conflicts of law principles. THE PARTIES AGREE THAT ANY SUIT RELATING TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE PARTIES BY MAIL AT THE ADDRESS SET FORTH HEREIN. EACH PARTY HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

IN WITNESS WHEREOF, the parties hereto do hereby execute this Agreement as of the day and year first written above.

WebMD, Inc.	Fidelity Employer Services Company LLC

/s/ Douglas Wamsley	/s/ Surinder Singh
Name: Douglas Wamsley	Name: Surinder Singh
Title: Executive Vice President	Title: Executive Vice President

Schedule A
Fees, Term of Agreement and Payment Terms
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*Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

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*Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

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*Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

V. Term of the Agreement

The term of the Agreement shall be as provided in Section 4A of the Agreement.

VI. Payment Terms

The One-Time Fees for Integration Services related to the Basic option of $195,000 set forth in this Schedule A are payable as follows: One-third upon acceptance of the design and specification by FESCO of the Customized Pages and Tools, one-third upon delivery of code and availability of testing by FESCO of the Customized Pages and Tools and one-third upon final acceptance by FESCO of the Customized Pages and Tools following the end of the testing period as defined in the Project Plan. Notification regarding acceptance will be given by FESCO within 10 business days following the end of the acceptance testing period and no response within that time frame will be deemed as acceptance.
Additional one-time customization and integration fees related to the Buy Up option will be outlined in a detailed Project Plan for each Customer and payable by FESCO as follows: One-third upon acceptance of the design and specification by FESCO of the Customized Pages and Tools with respect to the applicable Customer, one-third upon delivery of code and availability of testing by FESCO of the Customized Pages and Tools with respect to such Customer and one-third upon final acceptance by FESCO of the Customized Pages and Tools with respect to such Customer following the end of the testing period as defined in the Project Plan. Notification regarding acceptance of the Customized Pages and Tools with respect to such Customer will be given by FESCO within 10 business days following the end of the applicable acceptance testing period and no response within that time frame will be deemed as acceptance.
For purposes of determining the aggregate ongoing license fees per employee per month (such fees are referred to for all purposes in this Agreement as “pepm”) for the Basic Option and Buy-up Option payable by FESCO for each month, the aggregate ongoing license fee for each such month shall be equal to the applicable pepm (ie, the rate in Section III opposite the minimum number of employees for such month based on Section IV above unless the actual number of employees eligible to use the Tools for such month exceeds the minimum number for such month in Section IV in which case the actual number of employees eligible to use the Tools for such month shall be the basis for the applicable pepm rate in Section III), multiplied by the actual number of employees eligible to use the Tools at the end of each such month, except that the minimum number of such employees at the end of each such month shall be equal to the minimum applicable to each such month as set forth in Section IV (for example, the minimum number of employees for the Basic Option for purposes of calculating the aggregate ongoing license fees for the period from September 1, 2004 through December 31, 2004 shall be 850,000; 1,500,000 for the period from January 1, 2005 through August 31, 2005; 1,800,000 for the period from September 1, 2005 through August 31, 2006; 2,400,000 for any time from September 1, 2006 through August 31, 2007; and zero prior to September 1, 2004); and provided further that if the actual number of employees eligible to use the Tools for any month following the Effective Date exceeds the minimum number of employees for such month, the aggregate ongoing license fees for such month shall be based on the actual number of employees eligible to use the Tools for such month multiplied by the applicable pepm for such number of employees.
For the ongoing license (pepm) and maintenance fees for the Basic Option for the period 9/1/04 to 12/31/04, WebMD will invoice FESCO on 1/1/05 with payment due and payable within thirty (30) days after receipt of invoice. For all other ongoing license (pepm) and maintenance fees (including fees for the Buy Up option for the period 7/1/04 to 12/31/04), WebMD will invoice FESCO on the 1st of the month for the previous month’s End Users and payment will be due and payable within thirty (30) days after receipt of invoice.

Any custom work beyond the products and services contemplated by Schedule A, Schedule B, Schedule C and the associated project plan, will be detailed in writing in a work order by WebMD and will be sent to FESCO for approval as provided by the terms of the Agreement. 100% of the agreed cost of the custom work will be due and payable within thirty (30) days after receipt of invoice following acceptance by FESCO.

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*Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

Fidelity Employer Services Company (FESCo)
Schedule B
Catalog of Products for the WebMD Health Hub TM
[This schedule has been intentionally omitted. The Registrant will supplementally furnish this omitted schedule to the Commission upon request.]

Fidelity Employer Services Company (FESCo)
Schedule C
Description of Project Scope and Services
[This schedule has been intentionally omitted. The Registrant will supplementally furnish this omitted schedule to the Commission upon request.]